News Release

Contact: Jack R. Callison, Jr.
800-982-9293 o 303-708-5959

Archstone-Smith Reaffirms Strong Balance Sheet and
No Plans to Issue Equity

The Company's Capital Recycling Program Creates Meaningful Financial Capacity

DENVER — September 25, 2003 — Archstone-Smith (NYSE:ASN) today announced it has completed approximately $1.1 billion of dispositions year to date, producing approximately $105 million of cash gains and $200 milion of GAAP gains. These proceeds have been used in part to pay down the company’s outstanding debt. Since the third quarter of 2002, the company has reduced its outstanding debt by over $500 million and reduced its ratio of debt-to-undepreciated book capitalization from 47.4% to 43.3%, which includes the impact of consolidating Ameriton Properties, Inc., the company’s taxable REIT subsidiary. Currently, the company has only $50 million outstanding on its $800 million of credit facilities, and has $62 million of cash on hand in tax-deferred exchange accounts.

Year to date Archstone-Smith has acquired $257.4 million of assets, representing 1,483 units. Based on the company’s current projections and anticipated acquisition volume of $400 million to $700 million for 2003, Archstone-Smith does not currently anticipate paying a special dividend in excess of its 2003 annual dividend of $1.71 per share.

“Management continues to believe our current share price represents a significant discount to our net asset value. Therefore, we are reiterating that we have no plans to issue common equity by way of an underwritten public offering or direct placement at our current share price,” said R. Scot Sellers, chairman and chief executive officer. “Rather, we believe the ongoing execution of our capital recycling program is a much more appropriate source of capital and further concentrates our portfolio in protected markets.” Approximately 88% of the company’s portfolio is now concentrated in its eight core markets including the greater Washington, D.C. metropolitan area, Southern California, the San Francisco Bay area, Boston and Southeast Florida.

Archstone-Smith continues to look forward to an eventual economic recovery that should substantially improve apartment fundamentals, and is actively pursuing new value-added development opportunities. The company expects to start construction on Park Essex, a 420-unit, 28-story high-rise asset in downtown Boston during the fourth quarter of 2003. The total expected investment for Park Essex is approximately $152 million. “Park Essex represents one of the first high-rise apartment buildings built in downtown Boston in the last 20 years and is expected to create substantial incremental value for our shareholders,” said Mr. Sellers.

Archstone-Smith is one of the nation’s leading owners, operators, developers and acquirers of apartments, with an irreplaceable portfolio of garden-style and high-rise apartment communities in protected locations in major metropolitan areas across the country. This year, the company debuted at 994 on the Fortune 1000 list, and ranked 348 on the Forbes Super500 list. With a current total market capitalization of approximately $9.8 billion, Archstone-Smith owns or has an ownership position in 252 apartment communities, representing 88,624 apartment units, including units under construction, as of September 25, 2003.

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Archstone-Smith’s press releases are available on the company’s web site at ArchstoneSmith.com or by calling (800) 982-9293.

Archstone-Smith Reaffims Strong Balance Sheet

In addition to historical information, this press release contains forward-looking statements and information under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Archstone-Smith operates, management’s beliefs and assumptions made by management. While Archstone-Smith management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release and supplemental information. See “Risk Factors” in Archstone-Smith’s 2002 Annual Report on Form 10-K for factors that could affect Archstone-Smith’s future financial performance.